                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement"), dated as of January ____, 2002 (the "Effective Date") by and between Artemis International Solutions Corporation (the "Company," "Artemis" or the "Employer") and MICHAEL RUSERT (the "Employee").

                  WHEREAS, the Company desires to employ the Employee as the President and Chief Executive Officer of the Company; and

                  WHEREAS, the Employee desires to accept such employment by the Company, on the terms and subject to the conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

                  Section 1. Duties.

         Employer agrees to employ Employee, and Employee agrees to be so employed, as President and Chief Executive Officer, reporting directly to the Board of Directors of the Company (the "Board"), commencing on the Effective Date and continuing unless and until terminated as set forth herein. Employee shall be responsible for performing the customary duties as are appropriate to Employee's position. Employee agrees to perform Employee's duties to the best of his abilities and to devote all of his professional time, attention and energy to the business of Employer; provided, however, that Employee may (i) engage in activities in connection with charitable or civic activities; and (ii) serve as an executor, trustee or in other similar fiduciary capacity, if in each case, such activities do not interfere with Employee's services hereunder.

                  Section 2. Compensation.

                          (a) Salary. During each year of the Agreement,
Employer shall pay to Employee base salary at the rate of $275,000.00 per annum, less all applicable federal, state and local withholding taxes payable in accordance with Employer's standard payroll policies the "Base Salary"). The Base Salary shall be reviewed at least annually during the term of this Agreement by the Compensation Committee of the Board, and may be increased in the sole discretion of Employer.

                          (b) Incentive Compensation. Employee shall be eligible
to receive an annual bonus based on a bonus target of $175,000.00 for fiscal year 2002 and mutually agreed targets for future fiscal years, based upon the Company's achievement of economic performance criteria. The bonus for fiscal year 2002 will be calculated and payable based on the targets and schedule information shown on Attachment 1 hereto. Notwithstanding the foregoing, in the event the budgeted economic performance of the Company is materially altered due to any acquisitions or divestitures by the Company during fiscal year 2002, the criteria for bonus payout will be adjusted equitably by the Compensation Committee of the Board to take into account the effect of such acquisitions and/or divestitures.

                          (c) Options. The Company shall grant Employee on or as
soon as practicable after the Effective Date (the "Initial Grant"), options to purchase, in the aggregate, [6,250,000] shares of common stock of the Company (the "Common Stock"). In addition to the Initial Grant, the Company shall grant to Employee additional options to purchase [3,125,000] shares of Common Stock (the "Bonus Grants" and, together with the Initial Grant and any other options granted to Employee during the term of this Agreement, the "Options") on or about each of the first two anniversaries of the Effective Date, or as soon thereafter as the satisfaction of the condition in the next sentence has been reasonably satisfied. Each Bonus Grant shall only be granted to Employee if, during the calendar year preceding the date on which such grant would otherwise be made, the Company achieved its revenue and profit budget as approved by the Board. The exercise price for each Option shall be no less than the fair market value of a share of Common Stock on the date of grant, determined in accordance with the Company's 2000 Stock Option Plan (the "Option Plan"). A portion of the Options shall qualify for federal income tax purposes as "incentive stock options" (the number of options that will qualify as incentive stock options shall be the maximum number permitted under the terms of the Option Plan), and the remainder shall not qualify for federal tax purposes as incentive stock options. Written option agreements between the Company and the Employee (the "Option Agreements") shall be prepared and delivered by the Company to the Employee, which Option Agreements shall contain all of the terms and conditions of the Options. The Options shall vest over three years, with 1/3 of such amount vesting on each of the first three anniversaries of the date of grant. Further, during the term of this Agreement, Employer, in its sole discretion, may grant additional options to purchase common stock of the Company to Employee. All of Employee's Options shall be subject to the terms and conditions of the Company's 2000 Stock Option Plan, as such plan may be amended from time to time, and any agreements evidencing such Options. If, after the Effective Date, the Common Stock is changed by reason of a stock split, reverse stock split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization (a "Recapitalization"), the numbers of shares subject to the Initial Grant and the Bonus Grants (in each case if not yet granted) shall be adjusted or converted by the same factor or into the same securities as a like number of outstanding shares of Common Stock would have been adjusted as a result of such Recapitalization.

                  Section 3. Benefits; Expense Reimbursement.

         During the term of this Agreement, Employee shall be eligible to participate in any generally available group insurance, accident, sickness and hospitalization insurance, and any other similar employee benefit plans and programs maintained by Employer, subject in each case to the generally applicable terms and conditions of the applicable plan or program. Employee shall be provided a leased car or a car allowance with a per annum cost to the Company not to



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exceed $12,000 (provided that Employee shall not be entitled to any other mileage or other car expense reimbursement). Employee further shall be entitled to reimbursement by Employer for all direct out-of-pocket expenditures made by him on Employer's behalf in the performance of his services under this Agreement, subject to any reasonable recordkeeping, reporting and other requirements imposed from time to time by Employer.

                  Section 4. Employment Termination.

                          (a) Termination by Employer for Cause. Notwithstanding
anything to the contrary herein contained, Employer may terminate immediately the employment of Employee without notice and without pay in lieu of notice:

                              (i) if Employee commits an act of theft, fraud or material dishonesty or misconduct involving the property or affairs of Employer or the carrying out of Employee's duties;

                              (ii) if Employee commits a material breach or material non-observance of any of the terms or conditions of this Agreement; provided, however, that, if such breach or non-observance is capable of cure, Employee is given written notice identifying any such breach or non-observance with particularity and (A) fails to remedy the same within thirty (30) days of receipt of such notice, or (B) fails to commence such cure within such thirty (30) day period and to continue to effect such cure thereafter provided that any cure period lasting longer than ten (30) days shall only apply if such breach or non-observance is capable of cure within a reasonable time of such notice;

                              (iii) if Employee is convicted of a felony;

                              (iv) if Employee refuses or fails to follow any lawful directive related to the Employer's business issued by Employer's Board of Directors; provided, however, that, if such refusal or failure is capable of cure, Employee is given written notice identifying any such refusal or failure with particularity and (A) fails to remedy the same within ten (10) days of receipt of such notice, or (B) fails to commence such cure within such ten (10) day period and to continue to effect such cure thereafter provided that any cure period lasting longer than ten (10) days shall only apply if such refusal or failure is capable of cure within a reasonable time of such notice;

                              (v) if Employee or any member of his family makes any personal profit arising out of or in connection with a transaction to which Employer or any of its subsidiaries or affiliates is a party without making disclosure to and obtaining prior written consent of Employer;



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


                              (vi) if Employee habitually fails to perform or performs his duties or responsibilities hereunder incompetently in any material respect, or if Employee is inexcusably or repeatedly absent from work or if Employee is absent for a prolonged period of time (other than as a result of, or in connection with, a disability or a legally protected leave) (collectively "Non-Performance"); provided, however, that, if such Non-Performance is capable of cure, Employee is given written notice identifying any such breach or non-observance with particularity and (A) fails to remedy the same within thirty (30) days of receipt of such notice, or (B) fails to commence such cure within such thirty (30) day period and to continue to effect such cure thereafter provided that any cure period lasting longer than ten (30) days shall only apply if such Non-Performance is capable of cure within a reasonable time of such notice; or

provided, however, that with respect to Subsections (a)(ii), (iv) and (vi), the Employer shall only be required to provide notice and opportunity to cure on one
(1) occasion.

         Upon the termination of Employee's employment pursuant to this Subsection (a), the employment of Employee hereunder shall be wholly terminated. Upon any such termination, Employee shall have no claim against Employer in respect of his employment for damages or otherwise except in respect of payment of Base Salary earned, due and owing and unused vacation time to the date of termination. Further, following any termination for Cause, Employee shall forfeit all of Employee's Options.

                          (b) Termination by Employer Without Cause.
Notwithstanding anything herein to the contrary, Employer may terminate Employee's employment hereunder at any time, for any reason or no reason, on not less than fifteen (15) days' prior written notice, or with fifteen (15) days' pay in lieu of such notice. In the event of termination either pursuant to this Subsection (b), or if Employee resigns for Good Reason as defined in Section 4(d)(ii) below, Employee will be entitled to Employee's continued Base Salary for a period of one (1) year at the rate in effect on the date of Employee's termination and to any bonus earned but not yet paid; provided, however, that Employee's right to receive the salary continuation payments provided for in this Section 4(b) shall be conditioned upon continued compliance with Employee's obligations under the provisions of this Agreement that survive such termination.

                          (c) Termination by Employer Due to Death or
Disability. The employment of Employee shall, at the option of Employer, terminate immediately in the event of his death or permanent disability, in which case notice in writing from Employer shall be sent to Employee or his legal representative. In the event of termination under this Subsection (c), in addition to any disability benefit coverage to which he may be entitled under any disability insurance programs maintained by Employer in which he is a participant, Employee will be paid an amount equal to the difference between (i) six (6) months salary at Employee's Base Salary rate as in effect on the date of the termination under this Subsection (c) and (ii) the amount of disability benefits for a six-month period payable to Employee under Employer's long-term



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disability program in which he is a participant. Except as provided in the preceding sentence, Employee shall be entitled to no additional compensation under this Agreement following the date of termination under this Subsection
(c), other than Base Salary and bonus earned but not paid, and unused vacation time accrued, through the date of termination. For purposes of this Agreement, a permanent disability shall mean an illness, disease, mental or physical disability or other causes beyond Employee's control which makes Employee incapable of discharging his duties or obligations hereunder, or causes Employee to fail in the performance of his duties hereunder, for six (6) consecutive months, as determined in good faith by the Board based on a report of a physician selected in good faith by the Board.

                          (d) Termination by Employee's Resignation. (i) Except
as provided in subparagraph (ii) below, upon termination of Employee's employment due to Employee's resignation, Employee shall have no claim against Employer in respect of his employment for damages or otherwise except in respect of payment of Base Salary earned, due and owing and unused vacation time to the date of termination.

                              (ii) For purposes of this Employment Agreement,
"Good Reason" shall mean that Employee's title has been changed to a title of lesser authority or Employee's duties or responsibilities within Company have been materially reduced. Employee shall have the right to terminate his employment for Good Reason under this Agreement upon not less than fifteen (15) days prior written notice, which notice must be given within thirty (30) days after the occurrence of the event giving rise to such right to terminate, provided that Company shall have the right to restore Employee to his title and position prior to such event within ten (10) days after such notice is given. If Employee is not restored to his prior title and position within ten (10) days after such notice is given, his resignation under this subparagraph shall be treated as a termination by Company without cause, consistent with Section 4(b) above.

                  Section 5. Non-Solicitation.

         In consideration of the compensation and other benefits to be provided to Employee hereunder, Employee shall not, directly or indirectly, for any reason whatsoever, during the term of this Agreement and for a period of one year following the termination of this Agreement:

                              (a) solicit or induce, or attempt to solicit or
induce, employees of, consultants to, or independent contractors of, the Company or its subsidiaries to terminate their employment, engagement or affiliation with the Company or in any way interfere with the relationship between the Company or any of its subsidiaries, on the one hand, and any such employee of, consultant to, or independent contractor of the Company or any of its subsidiaries, on the other hand;

                              (b) knowingly employ or retain for the benefit of
a party other than the Company, any such employee of, consultant to, or independent contractor of the Company or any of its subsidiaries during a period of three months after the termination of such employee's, consultant's or independent contractor's employment, engagement or affiliation with the Company or any of its subsidiaries unless such retainer is not competitive, and does not interfere with, the simultaneous retention of such consultant or independent contractor by the Company; or

                              (c) induce customers or vendors of the Company, or
any independent knowledge workers or other information technology professionals, or end user organizations that have a business relationship with the Company, to alter or terminate their business relationship with the Company or any of its subsidiaries.

                  Section 6. Successors and Assigns.

         This Agreement and all of the rights and obligations hereunder shall be binding upon Employee and Employer and their respective successors and assigns. Employer will require any successor (whether by purchase, merger, consolidation, operation of law or otherwise) expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place. Effective upon such assumption, and consummation of the underlying transaction, Employer shall have no further obligation or liability under or with respect to this Agreement.

                  Section 7. No Third Party Beneficiary.

         This Agreement is not intended and shall not be construed to confer any rights or remedies hereunder upon any Person, other than the parties hereto or their permitted assigns. "Person" shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.

                  Section 8. Notices.

         Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at such party's address set forth below such party's name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

                  Section 9. Amendment.

         This Agreement may be amended, modified, superseded or canceled, and the terms and covenants hereof may be waived, only by a written instrument executed by both of the parties



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hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.

                  Section 10. Binding Effect.

         This Agreement is not assignable by Employee. None of Employee's rights under this Agreement shall be subject to any encumbrances or the claims of Employee's creditors. This Agreement shall be binding upon and inure to the benefit of Employer and any successor organization which shall succeed to Employer by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of Employer (provided that a successor by way of acquisition of assets shall have undertaken in writing to assume the obligations of Employer hereunder).

                  Section 11. Governing Law; Dispute Resolution.

         This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, without regard to its conflict of laws provisions.

         The parties agree that binding arbitration shall be the sole and exclusive means of resolving any and all disputes, claims or controversies whatsoever arising out of or relating to this Agreement, including arbitrability of claims under this Agreement, (collectively referred to herein as "Disputes").

         Any and all such Disputes shall be submitted to a single arbitrator selected from a panel provided by the American Arbitration Association comprised of labor arbitrators who are members of the National Academy of Arbitrators, located in Orange County, California. Any decision and/or award resulting from arbitration pursuant to this provision shall be final and binding. The prevailing party in arbitration shall be entitled to reimbursement for its expenses, including costs and reasonable attorneys' fees. The parties further agree that judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Employee agrees to provide written notice of any such demand for arbitration to the attention of Company's General Counsel clearly labeled "Demand for Arbitration," no later than sixty (60) days from the date he becomes aware or are provided notice of the occurrence giving rise to the claim. Employee's failure to provide such timely notice shall constitute a full and complete waiver of any such related claim. Company agrees to provide Employee written notice of any such demand for arbitration clearly labeled "Demand for Arbitration," no later than sixty (60) days from the date Company becomes aware or is provided notice of the occurrence giving rise to the claim. Company's failure to provide such timely notice shall constitute a full and complete waiver of any such related claim.



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

                  Section 12. Severability.

         If any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby and such remaining provisions of this Agreement shall remain in full force and effect. Moreover, if any one or more of the provisions of this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any way.

                  Section 13. Execution in Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

                  Section 14. Entire Agreement.

         This Agreement sets forth the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements and any other agreement between the parties and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  Section 15. Titles and Headings.

         Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Agreement.

                  Section 16. Conflicts of Interest; Representations and
                              Warranties.

         Employee specifically covenants, warrants and represents to Employer that he has the full, complete and entire right and authority to enter into this Agreement, that he has no agreement, duty, commitment or responsibility or obligation of any kind or nature whatsoever with any corporation, partnership, firm, company, joint venture or other Person which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to Employer pursuant to this Agreement or which could interfere with Employee's performance under this Agreement, that he is not in possession of any document or other tangible property of any other Person of a confidential or proprietary nature which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to Employer pursuant to Employee's Agreement and Employee's performance of his obligations to Employer during the term of this Agreement will not breach any agreement by which Employee is bound not to


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disclose any proprietary information, and that he is fully ready, willing and able to perform each and all of his duties, obligations and responsibilities to Employer pursuant to this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                        MICHAEL RUSERT


                                        ---------------------------------------
                                        Name:
                                        Address:


                                        Facsimile:


                                        ARTEMIS INTERNATIONAL SOLUTIONS
                                        CORPORATION

                                        By:
                                           ------------------------------------
                                        Name:
                                        Title:
                                        Address: Artemis International Solutions
                                                 Corporation
                                                 Attn:  Secretary
                                                 6260 Lookout Road
                                                 Boulder CO 80301

                                        Facsimile: 303-531-3109

                                  ATTACHMENT 1

                                 INCENTIVE PLAN
                                PRESIDENT AND CEO

For fiscal year 2002, Employee has the opportunity to achieve an annual bonus of $175,000. Bonus will be weighted to reflect the percentage of field margin and revenue produced per quarter. Twenty percent (20%) of the bonus will be based upon achievement of the worldwide gross revenue targets and eighty percent (80%) upon achievement of the operating profit/field margin targets established by the Board of Directors of the Company for fiscal year 2002. Bonus will be based upon achievement of the targets as shown in the final budget approved by the Board. Bonuses shall be payable only for calendar quarters in which Employee is employed by the Company at the end of the quarter.

Incentive compensation for subsequent years will be mutually agreed upon by the CEO and the Board of Directors.

Bonus will be paid quarterly based on performance, and will be paid within 30 days after the close of each fiscal quarter. Bonus will be paid based on the percentage of the revenue or profit targets produced in each quarter, and scheduled targets are shown below.

   REVENUE -TARGET $35,000 ANNUALLY

   QUARTER                         BONUS TARGET                YTD BONUS TARGET
   Q1                                 $8,050                        $ 8,050
   Q2                                 $8,750                        $16,800
   Q3                                 $8,400                        $25,200
   Q4                                 $9,800                        $35,000

   PROFIT/FIELD MARGIN - TARGET $140,000 ANNUALLY

   QUARTER                         BONUS TARGET                YTD BONUS TARGET
   Q1                                   $0                            $0
   Q2                                 $33,600                       $33,600
   Q3                                 $14,000                       $47,600
   Q4                                 $92,400                      $140,000

   No incentive payment will be paid if results are below 80% of the established target.

Bonus payable upon achievement of targets within the below ranges shall be pro-rated on a straight line basis. Bonus amounts for the first three quarters of the fiscal year will be paid at a maximum of 100% in order to avoid excessive up front payment. In Q4, cumulative performance in excess of 120% will be paid at 140% multiplier.

   PERFORMANCE %                PAYMENT %
   >120                            140
   ------
   120>X>110                       120
   ------
   110>X>100                       100
   ------
   100>X>90                         80
   ------
   90>X>80                          60
   -----










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